UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                         FABRINET

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

Dear Fabrinet Shareholder:

Notice is hereby given that the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of Fabrinet, a Cayman Islands exempted company (“Fabrinet” or the “Company”), will be held on Thursday, December 19, 2013, at 9:00 a.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304, for the following purposes:

1.

To elect two Class I directors listed in the accompanying Proxy Statement and recommended by our Board of Directors to serve for a term of three years or until their respective successors have been duly elected and qualified.

2.	To hold an advisory vote to approve the compensation paid to our named executive officers.

3.	To ratify the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for Fabrinet’s fiscal year ending June 27, 2014.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The preceding items of business are more fully described in the proxy statement accompanying this notice. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. Only shareholders of record at the close of business on October 10, 2013, are entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments of the meeting.

We have elected to provide access to our proxy materials over the Internet. Accordingly, shareholders of record at the close of business on October 10, 2013 will receive a Notice of Internet Availability of Proxy Materials. We expect to mail the Notice of Internet Availability of Proxy Materials on or about October 28, 2013.

Your vote is very important. Even if you plan to attend the Annual Meeting in person, we encourage you to read the proxy statement and vote as promptly as possible to ensure that your vote is recorded. For specific instructions on how to vote your shares, please follow the procedures outlined in the Notice of Internet Availability of Proxy Materials or refer to the section of the proxy statement entitled “Questions and Answers About the Annual Meeting and Procedural Matters.”

Thank you for your ongoing support of Fabrinet.

By Order of the Board of Directors,

/s/ David T. Mitchell

David T. Mitchell
Chief Executive Officer and Chairman of the Board of Directors

Palo Alto, California

October 24, 2013

PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

Page
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS	1

Why am I receiving these materials?	1

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	1

How can I obtain electronic access to the proxy materials?	1

Can I attend the Annual Meeting?	1

Who is entitled to vote at the Annual Meeting?	2

What is the difference between holding shares as a shareholder of record and as a beneficial owner?	2

How can I vote my shares in person at the Annual Meeting?	2

How can I vote my shares without attending the Annual Meeting?	2

How many shares must be present or represented to conduct business at the Annual Meeting?	3

What proposals will be voted on at the Annual Meeting?	3

What is the voting requirement to approve each of the proposals and how are votes counted?	3

How does the Board of Directors recommend that I vote?	4

What happens if additional matters are presented at the Annual Meeting?	4

Can I change my vote?	4

What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?	4

What should I do if I receive more than one set of voting materials?	4

Is my vote confidential?	4

Where can I find the voting results of the Annual Meeting?	5

Who will bear the cost of soliciting votes for the Annual Meeting?	5

What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?	5

How may I obtain a separate set of proxy materials or the 2013 Annual Report?	6

FISCAL YEAR END	6

PROPOSAL ONE—ELECTION OF DIRECTORS	7

General	7

Nominees	7

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-ii-

-iii-

FABRINET

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman

KY1-9005

Cayman Islands

PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS

Q:	Why am I receiving these materials?

A:

The Board of Directors of Fabrinet is providing these proxy materials to you in connection with the solicitation of proxies for use at Fabrinet’s 2013 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, December 19, 2013, at 9:00 a.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this proxy statement.

The Annual Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304.

As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. We expect to mail the Notice on or about October 28, 2013.

All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	How can I obtain electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to:

•	View the proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment.

Q:	Can I attend the Annual Meeting?

A:

You are invited to attend the Annual Meeting if you were a shareholder of record or a beneficial owner as of October 10, 2013 (the “Record Date”). You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 9:00 a.m., Pacific time, and you should leave ample time for the check-in procedures. Shareholders may request directions to the offices of Wilson Sonsini Goodrich & Rosati by calling (650) 493-9300.

Q:	Who is entitled to vote at the Annual Meeting?

A:

You may vote your Fabrinet ordinary shares if our records show that you owned your shares at the close of business on the Record Date. At the close of business on the Record Date, there were 34,733,999 ordinary shares outstanding and entitled to vote at the Annual Meeting. You may cast one vote for each ordinary share held by you as of the Record Date on all matters presented.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, you are considered the “shareholder of record” with respect to those shares, and we have sent the Notice directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker, bank or nominee (who is considered the shareholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. Your broker, bank or nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or nominee how to vote your shares. You are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or nominee giving you the right to vote the shares at the Annual Meeting.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, your broker will have the discretion to vote your shares only on routine matters. As a result:

•

Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors and the advisory vote to approve the compensation paid to our named executive officers because the rules of The New York Stock Exchange (“NYSE”) treat those matters as non-routine.

•

Your broker will have the authority to exercise discretion to vote your shares with respect to the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for Fabrinet’s fiscal year ending June 27, 2014, because NYSE rules treat that matter as routine.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a “legal proxy” from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote as described in the Notice and as described below, so that your vote will be counted even if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or nominee; please refer to the voting instructions provided to you by your broker, bank or nominee.

By Internet—Shareholders of record with Internet access may submit proxies until 11:59 p.m., Eastern time, on December 18, 2013, by following the “Vote by Internet” instructions described in the Notice or by following the instructions at www.proxyvote.com. Most Fabrinet shareholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. If you are a beneficial owner, please check the voting instructions provided by your broker, trustee or nominee for information regarding Internet voting availability.

By telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice or the voting instructions provided by your broker, bank or nominee explaining this procedure.

By mail—Shareholders of record may request a paper proxy card from Fabrinet and indicate their vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Please follow the procedures outlined in the Notice to request a paper proxy card.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:

The presence of the holders of at least one-third of the total shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such shareholders are counted as present at the meeting if (1) they are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner, and the broker does not have, or declines to exercise, discretionary authority to vote those shares.

Q:	What proposals will be voted on at the Annual Meeting?

A:	The proposals scheduled to be voted on at the Annual Meeting are:

•	The election of two Class I directors recommended by our Board of Directors to serve for a term of three years or until their respective successors are duly elected and qualified;

•	An advisory vote to approve the compensation paid to our named executive officers; and

•	The ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 27, 2014.

Q:	What is the voting requirement to approve each of the proposals and how are votes counted?

A:

A plurality of the votes cast is required for the election of directors (Proposal One). You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director. The two nominees for director receiving the highest number of affirmative votes will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election.

The affirmative vote of a majority of the votes cast is required to (1) approve, on an advisory basis, the compensation paid to our named executive officers (Proposal Two), and (2) ratify the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 27, 2014 (Proposal Three). You may vote “FOR,” “AGAINST” or “ABSTAIN” on these proposals. Abstentions have the same effect as votes against these proposals. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of voting results on these proposals.

All shares entitled to vote and represented by properly submitted proxies received prior to the Annual Meeting (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated by such proxy. If no instructions are indicated on such proxy, the shares represented by that proxy will be voted as recommended by our Board of Directors.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” each of the two nominees recommended by our Board of Directors for election as Class I directors (Proposal One);

•	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers (Proposal Two); and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 27, 2014 (Proposal Three).

Q:	What happens if additional matters are presented at the Annual Meeting?

A.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker, bank or nominee may have, you may change your vote at any time before your proxy is voted at the Annual Meeting.

If you are the shareholder of record, you may change your vote (1) by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each method), (2) by providing a written notice of revocation to our Corporate Secretary, c/o Fabrinet USA, Inc., PO Box 7850, Mammoth Lakes, California 93546-7850 prior to your shares being voted, or (3) by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, bank or nominee, or (2) if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?

A:

Subject to any rules your broker, bank or nominee may have, you may attend the Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

If a broker, bank or nominee beneficially holds your shares in street name and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares.

Q:	What should I do if I receive more than one set of voting materials?

A:

If you received more than one Notice, voting instruction card or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the instructions on each Notice or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Fabrinet or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to Fabrinet’s management.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will also be available in the “Investors—Financials—SEC Filings” section of our website at www.fabrinet.com.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future shareholder meetings.

For inclusion in Fabrinet’s proxy materials—Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of shareholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for our 2014 annual meeting of shareholders, shareholder proposals must be received by our Corporate Secretary no later than June 30, 2014, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before an annual meeting—In addition, our memorandum and articles of association establish an advance notice procedure for shareholders who wish to present certain matters before an annual meeting of shareholders.

Nominations for the election of directors may be made only (1) by or at the direction of our Board of Directors, or (2) by a shareholder who has delivered written notice to our Corporate Secretary within the Notice Period (as defined below) and who was a shareholder at the time of such notice and as of the record date for such meeting. The notice must contain specified information about the nominees and about the shareholder proposing such nominations.

Our memorandum and articles of association also provide that the only business that may be conducted at an annual meeting is business that is (1) properly brought before the meeting pursuant to our proxy materials with respect to such meeting, (2) properly brought before the meeting by or at the direction of our Board of Directors, or (3) properly brought before the meeting by a shareholder who has delivered written notice to our Corporate Secretary, c/o Fabrinet USA, Inc., PO Box 7850, Mammoth Lakes, California 93546-7850 within the Notice Period (as defined below) and who was a shareholder at the time of such notice and as of the record date for such meeting. The notice must contain specified information about the matters to be brought before such meeting and about the shareholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) to shareholders in connection with the preceding year’s annual meeting of shareholders. As a result, the Notice Period for the 2014 annual meeting of shareholders will start on August 14, 2014 and end on September 13, 2014.

If a shareholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.

A copy of the full text of the provisions of our memorandum and articles of association discussed above may be obtained by writing to our Corporate Secretary, c/o Fabrinet USA, Inc., PO Box 7850, Mammoth Lakes, California 93546-7850 or by accessing Fabrinet’s filings on the SEC’s website at www.sec.gov. All notices of proposals by shareholders, whether or not included in our proxy materials, should be sent to our Corporate Secretary, c/o Fabrinet USA, Inc., PO Box 7850, Mammoth Lakes, California 93546-7850.

Q:	How may I obtain a separate set of proxy materials or the 2013 Annual Report?

A:

If you share an address with another shareholder, each shareholder may not receive a separate copy of our proxy materials and 2013 Annual Report. We will promptly deliver upon written or oral request a separate copy of our proxy materials and 2013 Annual Report to any shareholder at a shared address to which a single copy of the documents was delivered. Shareholders may request additional copies of our proxy materials and 2013 Annual Report by contacting our investor relations at (203) 990-0148 or writing to Fabrinet, c/o Fabrinet USA, Inc., 13 Arcadia Road, Suite 7, Old Greenwich, Connecticut 06870, Attention: John Marchetti, Chief Strategy Officer. Shareholders who share an address and receive multiple copies of our proxy materials and 2013 Annual Report can also request to receive a single copy by following the instructions above.

FISCAL YEAR END

This proxy statement provides information about the matters to be voted on at the 2013 Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our 2011, 2012 or 2013 fiscal years, and some information is provided as of a more recent date. Each of our fiscal years ends on the last Friday of June. Our 2011 fiscal year ended on June 24, 2011, our 2012 fiscal year ended on June 29, 2012, and our 2013 fiscal year ended on June 28, 2013.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of seven directors. Immediately prior to the Annual Meeting, our Board of Directors will consist of six directors, as Mr. Christensen’s term of office will expire upon the election of two Class I directors at the Annual Meeting. Our amended and restated memorandum and articles of association provide that the number of our directors will be fixed from time to time by our Board of Directors but may not consist of more than 15 directors. Our Board of Directors is divided into three classes of directors, each serving staggered three-year terms. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of shareholders in the year in which that term expires. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Nominees

Two candidates have been nominated for election as Class I directors at the Annual Meeting for a three-year term expiring in 2016. Upon recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated Dr. Homa Bahrami and Rollance E. Olson for election as Class I directors. Biographical information about each of the nominees is contained below.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Nominating and Corporate Governance Committee and designated by the present Board of Directors to fill the vacancy.

If you sign your proxy or voting instruction card or vote by telephone or over the Internet but do not give instructions with respect to the election of directors, your shares will be voted for the two persons recommended by our Board of Directors. If you wish to give specific instructions with respect to the election of directors, you may do so by indicating your instructions on your proxy or voting instruction card or when you vote by telephone or over the Internet. If you do not give voting instructions to your broker, your broker will not vote your shares on this matter.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the election of Dr. Homa Bahrami and Rollance E. Olson to the Board of Directors.

Information About Directors and Director Nominees

The names of the members of our Board of Directors, their ages, their positions with Fabrinet (as applicable) and other biographical information as of October 10, 2013, are set forth below. A discussion of the qualifications, attributes and skills of each of the directors and director nominees that led our Board of Directors and the Nominating and Corporate Governance Committee to conclude that he or she should serve as a director follows each of the biographies below. There are no family relationships among any of our directors or executive officers.

Name	Age	Director Class	Year of Expiration of Current Term	Director Since	Position
Dr. Homa Bahrami(2)	58	I	2013	2012	Director Nominee
Mark A. Christensen(1)(4)	54	I	2013	2005	Director
Rollance E. Olson(2)	70	I	2013	2004	Lead Independent Director and Director Nominee
Thomas F. Kelly(1)	60	II	2014	2010	Director
Dr. Frank H. Levinson(3)	60	II	2014	2001	Director
David T. Mitchell	71	III	2015	2000	Chief Executive Officer and Chairman of the Board of Directors
Virapan Pulges(1)(3)	52	III	2015	2000	Director

(1)	Member of Audit Committee
(2)	Member of Nominating and Corporate Governance Committee
(3)	Member of Compensation Committee
(4)	Term of office will expire upon the election of two Class I directors at the Annual Meeting

David T. (Tom) Mitchell is our founder and has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception in 2000. Mr. Mitchell also served as our President from 2000 to January 2011. In 1979, Mr. Mitchell co-founded Seagate Technology, a disk drive manufacturing company. Mr. Mitchell served as the president of Seagate Technology from 1983 to 1991. From 1992 to 1995, Mr. Mitchell served as the chief operating officer of Conner Peripherals, a disk drive manufacturing company. From 1995 to 1998, Mr. Mitchell served as the chief executive officer of JTS Corp., a mobile disk drive manufacturing company. During his tenure in the data storage industry, Mr. Mitchell established manufacturing operations in Singapore, Thailand, Malaysia, the PRC and India. Mr. Mitchell was a member of the board of directors of GigOptix, Inc. from June 2012 through July 2013. Mr. Mitchell earned a bachelor of science degree in economics from Montana State University.

Among other skills and qualifications, Mr. Mitchell brings to our Board of Directors extensive knowledge and understanding of Fabrinet’s business, operations and employees, having founded Fabrinet and served on our Board of Directors since our inception, as well as more than 30 years of experience in an array of executive management roles within the semiconductor and optoelectronics industries.

Dr. Homa Bahrami has served on our Board of Directors since August 2012. Dr. Bahrami has been a Senior Lecturer at the Haas School of Business, University of California, Berkeley. She is also a Faculty Director of the Center for Executive Education and a Board Member of the Center for Teaching Excellence at the Haas School of Business, where she has served on the faculty since 1986. Dr. Bahrami was a member of the board of directors of FormFactor, Inc. from 2004 through 2010. Since February 2012, Dr. Bahrami has been a member of the board of directors of FEI Company, where she currently serves on the audit and compensation committees. Dr. Bahrami earned a bachelor of arts degree with honors in sociology and social administration from Hull University and a master of science degree in industrial administration and a doctor of philosophy degree in organizational behavior from Aston University in the United Kingdom.

Among other skills and qualifications, Dr. Bahrami brings to our Board of Directors experience in organizational design and executive development for global enterprises.

Mark A. Christensen has served on our Board of Directors since 2005. Mr. Christensen has served as the president of Global Capital Management, a consulting firm to high tech companies, since he established it in February 2005. From November 2001 to January 2005, Mr. Christensen served as the vice president and director of mobile and communications sectors at Intel Capital, where he was responsible for managing Intel Capital’s wired, wireless and optical networking equity investments and merger and acquisition activities. From 1995 to 2001, Mr. Christensen served as the vice president and group general manager for the network communications group at Intel Corporation, a semiconductor manufacturing company. Prior to that, Mr. Christensen held various positions at Intel Corporation since 1982. Since May 2005, Mr. Christensen has been a member of the board of directors of Pixelworks, Inc., a publicly traded semiconductor company, where he currently serves on the compensation and corporate governance and nominating committees. Mr. Christensen earned a bachelor of science degree in industrial and manufacturing engineering from Oregon State University and a master’s degree in business administration from the University of Oregon.

Among other skills and qualifications, Mr. Christensen brings to our Board of Directors valuable knowledge of technology companies and of companies with a global presence, given his experience at Intel, along with his current consulting work with technology startup companies. In addition, Mr. Christensen brings valuable finance experience due to his previous role at Intel and previous service as a member of the audit committee of a public company. Mr. Christensen’s term of office will expire upon the election of two Class I directors at the Annual Meeting.

Thomas F. Kelly has served on our Board of Directors since 2010. Mr. Kelly has served as chief executive officer and president of Moxie Software, a provider of enterprise social software, since January 2010. From June 2006 to June 2009, he was chairman of the board of MontaVista Software (acquired by Cavium Networks, Inc. in 2009), a provider of Linux-based development software, where he was also chairman, president and chief executive officer from June 2006 to June 2008. From February 2008 to January 2009, he was president and chief executive officer of Epicor Software, an enterprise resource planning software company, where he also served on the board of directors from 2000 to 2009. In 2004 and 2005, Mr. Kelly was with Trident Capital, a venture capital company. From 2001 to 2004, Mr. Kelly was chairman, president and chief executive officer of BlueStar Solutions (acquired by Affiliated Computer Services, Inc. in 2004), an enterprise resource planning software hosting company. From 1998 to 2001, Mr. Kelly was chairman and chief executive officer of Blaze Software, Inc. (acquired by Brokat Infosystems AG in 2001). Prior to that, he served as chief financial officer or chief operating officer at several software and semiconductor companies, including Cirrus Logic, Inc., Frame Technology, Cadence Design Systems, Valid Logic Corporation and Analog Design Tools. Earlier in his career he was with Arthur Anderson & Company. Since September 2003, Mr. Kelly has been a member of the board of directors of FEI Company, where he currently serves as chairman of the audit committee. He is also on the Board of Regents of Santa Clara University. Mr. Kelly earned a bachelor of science degree in economics from Santa Clara University.

Among other skills and qualifications, Mr. Kelly brings to our Board of Directors audit and financial reporting expertise as well as managerial and operational experience gained from his service on the audit committee of a public company and his roles at Moxie Software, MontaVista Software, Epicor Software and Trident Capital.

Dr. Frank H. Levinson has served on our Board of Directors since 2001. Since 2006, Dr. Levinson has served as the managing director of Small World Group, a group primarily involved in investing in and growing small companies. Dr. Levinson served as the chairman of the board of directors and chief technical officer of Finisar Corporation, a provider of fiber optic components and network performance test and monitoring systems from August 1999 to January 2006, and remained as a director of Finisar until August 2008. From 1988 to 1999, Dr. Levinson served as the chief executive officer of Finisar. From January 1986 to February 1988, Dr. Levinson served as the optical department manager at Raynet, Inc., a fiber optic systems company and, from April 1985 to

December 1985, as the chief optical scientist at Raychem Corporation. From January 1984 to July 1984, Dr. Levinson was a member of the technical staff at Bellcore, a provider of services and products to the communications industry. From 1980 to 1983, Dr. Levinson was as a member of the technical staff at AT&T Bell Laboratories. Dr. Levinson earned a bachelor of science degree in mathematics and physics from Butler University and a master’s degree in astronomy and a doctor of philosophy degree in astronomy from the University of Virginia.

Among other skills and qualifications, Dr. Levinson brings to our Board of Directors executive leadership and management experience in a global organization and semiconductor industry experience, having served as chairman of the board of directors, chief technical officer and chief executive officer of Finisar Corporation.

Rollance E. Olson has served on our Board of Directors since 2004, including as lead independent director since January 2011. From 1986 to 2011, Mr. Olson served as chief executive officer of Parts Depot Inc., a wholesale automotive replacement parts and supplies business in Virginia. From 1980 to 1985, Mr. Olson served as the president of Brake Systems, Inc., and from 1973 to 1980, Mr. Olson served in various positions at Bendix Corporation, an automotive safety brake and control systems company, including as general manager of the Fram/Autolite division, general manager of the Bendix automotive aftermarket division and corporate staff consultant. From 1968 to 1973, Mr. Olson served as a management consultant and project leader of Booz, Allen & Hamilton, a management and technology consultant firm. Mr. Olson earned a bachelor of arts degree from the University of Minnesota.

Among other skills and qualifications, Mr. Olson brings to our Board of Directors executive leadership and management experience gained from his service as chief executive officer of Parts Depot Inc. for more than 20 years.

Virapan Pulges has served on our Board of Directors since 2000. Since May 2005, Mr. Pulges has served as managing director of TICON Industrial Connection Public Co., Ltd., an industrial property development company. From May 2005 to July 2010, Mr. Pulges served as a consultant to H&Q Asia Pacific for its investments in Thailand. From 1990 to 2005, Mr. Pulges served as the managing director of H&Q (Thailand) Ltd., a private equity firm, where he was responsible for investments in Thailand. Prior to joining H&Q (Thailand) Ltd., from 1983 to 1989, Mr. Pulges was the assistant managing director of Thai Seri Cold Storage Co., Ltd., a frozen seafood processing and exporting company. Mr. Pulges serves as a director of the Thai Venture Capital Association (TVCA) and the Singapore-Thai Chamber of Commerce. Mr. Pulges was a founding member of TVCA in 1996 and, from 1999 to 2005, he served as a director and the president of TVCA. Mr. Pulges also serves on the board of directors of SVI Public Co., Ltd., Thai Cane Paper Public Co., Ltd. and TICON Industrial Connection Public Co., Ltd. Mr. Pulges earned a bachelor of science degree with special honors in electrical engineering and computer science and a master’s degree in electrical engineering from the University of Colorado, Boulder.

Among other skills and qualifications, Mr. Pulges brings to our Board of Directors executive leadership and management experience and finance experience, having previously managed investments for H&Q (Thailand) Ltd. for 15 years.

Compensation of Directors

Compensation for Fiscal 2013

The following table presents information regarding the compensation paid during fiscal 2013 to individuals who were members of our Board of Directors at any time during fiscal 2013 and who were not also our employees. We refer to those directors as non-employee directors. Mr. Mitchell does not receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Dr. Bahrami	42,750	105,632	148,382
Mr. Christensen	44,250	79,995	124,245
Mr. Kelly	54,750	79,995	134,745
Dr. Levinson	47,625	79,995	127,620
Mr. Olson	110,250	79,995	190,245
Mr. Pulges	48,750	79,995	128,745
Dr. Perry(3)	31,375	79,995	111,370

(1)

Reflects the aggregate grant date fair value of the shares in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended June 28, 2013, filed with the SEC on August 16, 2013. These amounts do not correspond to the actual value that will be realized by the directors.

(2)	The following table presents the aggregate number of shares underlying unvested stock awards and outstanding options held by each of our non-employee directors as of the end of fiscal 2013.

Name	Aggregate Number of Shares Underlying Unvested Stock Awards	Aggregate Number of Shares Underlying Outstanding Options
Dr. Bahrami	6,144	—
Mr. Christensen	6,144	—
Mr. Kelly	6,144	30,000
Dr. Levinson	6,144	—
Mr. Olson	6,144	—
Mr. Pulges	6,144	—
Dr. Perry	—	—

(3)	Dr. Perry resigned from our Board of Directors, effective March 31, 2013, and forfeited the unvested stock awards granted to him during fiscal 2013.

Standard Director Compensation Arrangements for Fiscal 2013

During fiscal 2013, non-employee directors received the following cash compensation for their service on our Board of Directors:

•	an annual retainer of $30,000;

•	$2,500 for each board meeting attended in person;

•	$1,000 for each board meeting attended by video or teleconference;

•	$15,000 per year for serving as Chairman of the Board of Directors (applicable only if the chairman is a non-employee director);

•	From June 30, 2012 through January 14, 2013, $15,000 per year for serving as lead independent director of our Board of Directors (applicable only if the chairman is an employee director);

•	Beginning January 15, 2013, $120,000 per year for serving as lead independent director of our Board of Directors (applicable only if the chairman is an employee director);

•	$3,000 per year for each member of the Audit Committee (or $15,000 if such member is the chairperson);

•	$5,000 per year for each member of the Compensation Committee (or $10,000 if such member is the chairperson); and

•	$3,000 per year for each member of the Nominating and Corporate Governance Committee (or $7,500 if such member is the chairperson).

During fiscal 2013, our Board of Directors approved an increase in the annual retainer for the lead independent director from $15,000 per year to $120,000 per year, effective January 15, 2013, in light of his increased Board responsibilities, including overseeing strategic initiatives.

Non-employee directors also receive the following equity compensation for their service on our Board of Directors:

•

upon joining our Board of Directors, an award of restricted share units pro-rated to reflect a value equal to: $80,000, divided by the closing price of Fabrinet’s ordinary shares on the NYSE on the date of grant and multiplied by the number of days beginning with the date the director joins our Board of Directors and ending on the day immediately preceding the one year anniversary of the prior year’s annual shareholder meeting, divided by 365 days; and

•

on the date of each annual shareholder meeting, an award of restricted share units valued at $80,000 based on the closing price of Fabrinet’s ordinary shares on the NYSE on the date of each such annual shareholder meeting.

Restricted share units granted to directors generally will vest in full on January 1 following the next annual meeting of shareholders after the date of grant, provided the director continues to serve through such date.

See “Corporate Governance Matters” below for additional information regarding our Board of Directors.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

General

In accordance with SEC rules, we are providing our shareholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers (or “Named Officers”) as disclosed in this proxy statement in accordance with rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Officer, but rather the overall compensation of all of our Named Officers and the compensation philosophy, policies and practices described in this proxy statement.

We urge shareholders to read the “Executive Compensation” section of this proxy statement, and in particular the information discussed under the heading “Executive Compensation—Compensation Discussion and Analysis”, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Approximately 89% of the votes cast on the say-on-pay proposal in 2012 were voted in favor of the proposal. While this advisory vote to approve executive compensation is non-binding, our Board of Directors and the Compensation Committee value the opinions of shareholders and, to the extent there is any significant vote against the Named Officer compensation as disclosed in this proxy statement, will consider those shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.

Accordingly, pursuant to Section 14A of the Exchange Act, you are being asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that Fabrinet’s shareholders approve, on an advisory basis, the compensation of Fabrinet’s named executive officers, as disclosed in Fabrinet’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures.”

Unless our Board of Directors modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur at our 2014 annual meeting of shareholders.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the approval of the compensation paid to our Named Officers.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed PricewaterhouseCoopers ABAS Ltd. (“PWC”) as our independent registered public accounting firm for our fiscal year ending June 27, 2014. Although ratification by shareholders is not required by any applicable legal requirements, our Board of Directors has determined that it is desirable to request ratification of this selection by our shareholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Fabrinet and its shareholders. If our shareholders do not ratify the appointment of PWC, the Audit Committee may reconsider its selection.

A representative of PWC is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for the fiscal year ending June 27, 2014.

Accounting Fees

The following table presents fees paid or accrued by Fabrinet for audit and other services rendered by PWC for fiscal 2013 and fiscal 2012.

	Fiscal 2013	Fiscal 2012
Audit Fees(1)	$602,877	$665,082
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$602,877	$665,082

(1)

Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. In fiscal 2013, the fees also include services in connection with the filing of a registration statement on Form S-8 in February 2013 and our March 2013 secondary public offering, including comfort letters, consents and review of documents filed with the SEC. In fiscal 2012, the fees also include services in connection with the filing of registration statements on Form S-8 and Form S-3 in November 2011 and December 2011, respectively, including consent letters and review of documents filed with the SEC.

Pre-Approval of Audit and Non-Audit Services

Pursuant to its charter, the Audit Committee is required to (1) review and approve, in advance, the scope and plans for all audits and audit fees and (2) approve, in advance, all non-audit services to be performed by our independent auditors.

All services and fees of PWC were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee assists our Board of Directors in fulfilling its responsibilities for oversight of the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

Our management is responsible for establishing and maintaining internal controls and for preparing our consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers ABAS Ltd., our independent registered public accounting firm;

•

Discussed with PricewaterhouseCoopers ABAS Ltd. the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board; and

•

Received the written disclosures and the letter from PricewaterhouseCoopers ABAS Ltd. required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers ABAS Ltd.’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers ABAS Ltd. its independence.

Based upon these discussions and review, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2013 for filing with the United States Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Thomas F. Kelly (Chairman)

Mark Christensen

Virapan Pulges

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to establish the corporate governance policies pursuant to which our Board of Directors intends to conduct its oversight of our business in accordance with its fiduciary duties. The Corporate Governance Guidelines are available in the “Investors—Governance” section of our website at www.fabrinet.com.

Code of Business Conduct

We are committed to maintaining the highest standards of ethical conduct, with business practices and principles of behavior that support this commitment. Accordingly, our Board of Directors has adopted a Code of Business Conduct, which is applicable to all of our directors, officers (including our principal executive officer and senior financial and accounting officers) and employees. The Code of Business Conduct is available in the “Investors—Governance” section of our website at www.fabrinet.com. We will disclose on our website any amendments to the Code of Business Conduct, as well as any waivers, that are required to be disclosed by SEC or NYSE rules.

Board Leadership Structure

Mr. Mitchell currently serves as chairman of our Board of Directors and as our chief executive officer. Our Corporate Governance Guidelines provide that our Board of Directors will fill the chairman and chief executive officer (CEO) positions based upon what it believes is in our best interests at any point in time. Currently, our Board of Directors does not require separation of the chairman and CEO positions. Our Board of Directors believes that as CEO, Mr. Mitchell is in the best position to direct the focus and attention of our Board of Directors to the areas most relevant for us and our shareholders, as Mr. Mitchell is the most familiar with our business, industry and strategic priorities. By combining the role of chairman and CEO, Mr. Mitchell is able to provide strong and valuable leadership for us both internally and externally.

In addition, our Corporate Governance Guidelines provide that if the CEO is also the chairman, our Board of Directors shall select, at its first regular meeting following each annual shareholder meeting, a lead independent director. Rollance Olson has served as our lead independent director since January 2011. The lead independent director’s duties include coordinating the activities of the independent and other non-employee directors, coordinating the agenda for and moderating sessions of the independent and other non-employee directors, and facilitating communications among our entire Board of Directors.

Our independent directors meet in executive session at each regularly scheduled meeting of our Board of Directors, and at such other times as necessary or appropriate as determined by the independent directors. Our lead independent director presides at such executive sessions of our Board of Directors.

Risk Oversight

Our Board of Directors is responsible for the oversight of our enterprise risk management. Together with its committees, our Board of Directors ensures that any material risks relevant to us or our business are appropriately considered and addressed. Our management team is responsible for day-to-day risk management. Management’s responsibilities include identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operating levels and the development of processes for mitigating these risks, and our Board of Directors, together with its committees, oversees management in its execution of these responsibilities. At periodic meetings of our Board of Directors and board committees and in other meetings and discussions, management reports to and seeks guidance from our Board of Directors and its committees, as applicable, with respect to matters that could affect our business. In addition, our general counsel and our outside corporate counsel provide reports of legal risks to the Audit Committee and our Board of Directors. Similarly,

our chief financial officer provides reports to the Audit Committee concerning financial, tax and audit related risks. In addition, the Audit Committee receives periodic reports from management on our compliance programs and efforts, investment policy and practices.

Our Board of Directors reviews the strategic, financial and operational risks inherent in our business through its consideration of the various matters presented to our Board of Directors or its committees by management for review or approval. Furthermore, each board committee regularly reviews and evaluates various aspects of enterprise risk as part of its specific functions and responsibilities delegated by our Board of Directors. The Audit Committee considers risk in connection with its oversight of our financial review and reporting processes and regulatory and corporate compliance matters. In addition, the Audit Committee is responsible for the oversight and review of certain risk management policies, including our insurance, investment and business continuity policies. The Compensation Committee considers risk in connection with its oversight of the design and administration of our compensation policies, plans and programs. The Nominating and Corporate Governance Committee considers risk in connection with its oversight of our governance structure, policies and processes, including conflicts of interest (other than related party transactions reviewed by the Audit Committee).

We believe that our Board of Directors’ role is consistent with our leadership structure, with our CEO and management primarily responsible for enterprise risk management and our Board of Directors and its committees providing oversight of such efforts.

Contacting our Board of Directors

Shareholders and other interested parties may communicate with our lead independent director by emailing leadindependentdirector@fabrinet.com. Communications received at this email address are automatically routed directly to our lead independent director. Shareholders and other interested parties who wish to communicate with our Board of Directors may do so by sending an email to board@fabrinet.com or a written communication addressed to Fabrinet, c/o Fabrinet USA, Inc., PO Box 7850, Mammoth Lakes, California 93546-7850, Attention: Board of Directors. Our general counsel reviews all incoming communications from shareholders and other interested parties (except for communications sent directly to the lead independent director, mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, routes such communications to the appropriate member(s) of our Board of Directors, or if none is specified, to the Chairman of the Board.

Attendance at Annual Meetings of Shareholders by our Board of Directors

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our annual meeting of shareholders, we encourage, but do not require, directors to attend. Seven directors attended our 2012 annual meeting of shareholders.

Director Independence

Our Board of Directors has reviewed the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our Board of Directors determined that Dr. Bahrami, Mr. Christensen, Mr. Kelly, Dr. Levinson, Mr. Olson and Mr. Pulges, representing six of our seven directors, are independent within the meaning of the NYSE and SEC director independence standards, as currently in effect. Our board’s independence determination was based on information provided by our directors and discussions among our officers and directors.

Board Meetings and Committees

During fiscal 2013, our Board of Directors held six meetings and also took certain actions by written consent. Each of our directors attended at least 75% of the meetings of our Board of Directors and the committees on which he or she served during fiscal 2013. Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below.

Audit Committee

The Audit Committee currently consists of Messrs. Christensen, Kelly (chairman) and Pulges, each of whom is “independent” within the meaning of NYSE and SEC rules. Our Board of Directors has determined that Mr. Kelly qualifies as an “audit committee financial expert” under SEC rules. The Audit Committee held four meetings during fiscal 2013.

Among other responsibilities, the Audit Committee (1) oversees our accounting and financial reporting processes and the audit of our financial statements, (2) assists our Board of Directors in overseeing the integrity of our financial statements (including, without limitation, internal control over financial reporting), (3) oversees our compliance with ethics policies and legal and regulatory requirements, (4) oversees the performance of our independent auditors, (5) prepares the disclosure required by applicable law and SEC rules, and (6) provides to our Board of Directors such information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require the attention of our Board of Directors. The Audit Committee acts pursuant to a written charter adopted by our Board of Directors, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Audit Committee report is included in this proxy statement on page 15.

Compensation Committee

The Compensation Committee currently consists of Dr. Levinson (chairman) and Mr. Pulges, each of whom is “independent” within the meaning of NYSE rules. In addition, our Board of Directors has determined that Dr. Levinson and Mr. Pulges meet the requirements of the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act and the outside director definition of Section 162(m) of the Internal Revenue Code, as amended. The Compensation Committee held five meetings during fiscal 2013.

Among other responsibilities, the Compensation Committee (1) develops, reviews and approves our overall compensation policies and goals, including policies and forms of compensation provided to our directors and executive officers, (2) oversees the administration of our equity compensation and employee benefit plans and programs, and (3) produces an annual report on executive officer compensation for inclusion in our annual proxy statement. The Compensation Committee acts pursuant to a written charter adopted by our Board of Directors, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Compensation Committee report is included in this proxy statement on page 31.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Dr. Bahrami (chairwoman) and Mr. Olson, each of whom is “independent” within the meaning of the NYSE rules. The Nominating and Corporate Governance Committee held two meetings during fiscal 2013.

Among other responsibilities, the Nominating and Corporate Governance Committee (1) assists our Board of Directors in identifying prospective director nominees, (2) recommends candidates for election to our Board of Directors at each annual meeting of shareholders, (3) reviews and recommends updates to our corporate governance principles, as appropriate, (4) reviews and recommends directors to serve on each board committee, (5) oversees the annual evaluation of our Board of Directors and its committees, and (6) monitors and reviews matters related to succession planning for our executives officers. The Nominating and Corporate Governance Committee acts pursuant to a written charter adopted by our Board of Directors, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Nominating and Corporate Governance Committee will consider recommendations of candidates for election to our Board of Directors submitted by shareholders of Fabrinet; for more information, see “Process for Recommending Candidates for Election to the Board of Directors” below.

Share Ownership Guidelines

We have adopted share ownership guidelines for our directors and executive officers. For information regarding such guidelines, see the section of this proxy statement entitled “Executive Compensation— Compensation Discussion and Analysis—Share Ownership Guidelines.”

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, Dr. Levinson and Mr. Pulges served as members of the Compensation Committee. None of the members of the Compensation Committee is or has in the past served as an officer or employee of Fabrinet. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Process for Recommending Candidates for Election to the Board of Directors

The Nominating and Corporate Governance Committee is responsible for, among other things, determining the criteria for membership to our Board of Directors and recommending candidates for election to our Board of Directors. The Nominating and Corporate Governance Committee will consider recommendations from shareholders for candidates to serve on our Board of Directors. There are no differences in the manner by which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or our Board of Directors.

Shareholder Recommendations and Nominees

Shareholder recommendations for candidates to our Board of Directors must be directed in writing to our Corporate Secretary, c/o Fabrinet USA, Inc., PO Box 7850, Mammoth Lakes, California 93546-7850 and must include (1) the candidate’s name, age, business address and residence address, (2) the candidate’s principal occupation or employment, (3) the class and number of shares that are held of record or beneficially owned by the candidate and any derivative positions held or beneficially held by the candidate, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the candidate with respect to any of our securities, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the candidate, (5) a description of all arrangements or understandings between the nominating shareholder and each candidate and any other person or persons pursuant to which the nominations are to be made by the nominating shareholder, (6) a written statement executed by the candidate acknowledging that as a director, the candidate will owe a fiduciary duty under Cayman Islands law with respect to Fabrinet and its shareholders, and (7) any other information relating to the candidate that would be required to be disclosed about such candidate if proxies were being solicited for the election of the candidate as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the candidate’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

Shareholder recommendations for candidates to our Board of Directors must also contain specified information about the shareholder proposing such nomination. For more information, please refer to our memorandum and articles of association, which may be obtained by writing to our Corporate Secretary, c/o Fabrinet USA, Inc., PO Box 7850, Mammoth Lakes, California 93546-7850, or by accessing Fabrinet’s filings on the SEC’s website at www.sec.gov.

Director Qualifications

The Nominating and Corporate Governance Committee will evaluate and recommend candidates for membership on our Board of Directors consistent with criteria established by the committee. The consideration of any candidate for director will be based on the committee’s assessment of the individual’s background, experience, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of our Board of Directors at that time. While the Nominating and Corporate Governance Committee has not established specific minimum qualifications or a formal diversity policy for director candidates, the committee believes that candidates and nominees should reflect a Board of Directors that is predominately independent and that is comprised of directors who (1) are of high integrity, (2) have broad, business-related knowledge and experience, (3) have qualifications that will increase overall board effectiveness, (4) have diverse backgrounds and perspectives, and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

Identification and Evaluation of Director Nominees

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. The committee assesses the appropriate size and composition of our Board of Directors, the needs of our Board of Directors and board committees and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Corporate Governance Committee through shareholders, management, current members of our Board of Directors or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with us and other biographical information as of October 10, 2013, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
David T. Mitchell	71	Chief Executive Officer and Chairman of the Board of Directors
Dr. Harpal Gill	60	President and Chief Operating Officer of Fabrinet USA, Inc.; Executive Vice President, Operations of Fabrinet Co., Ltd.
Paul Kalivas	45	Executive Vice President, Chief Administrative Officer and General Counsel of Fabrinet USA, Inc.
John Marchetti	43	Executive Vice President, Chief Strategy Officer of Fabrinet USA, Inc.
Toh-Seng Ng	59	Executive Vice President, Chief Financial Officer of Fabrinet USA, Inc.

David T. Mitchell. For Mr. Mitchell’s biography, please see “Proposal One—Election of Directors—Information About Directors and Director Nominees” above.

Dr. Harpal Gill has served as president and chief operating officer of Fabrinet USA, Inc. since January 2011 and as vice president, operations of Fabrinet Co., Ltd. since July 2007. Dr. Gill previously served as executive vice president, chief operating officer of Fabrinet USA, Inc. from March 2009 to January 2011, and as executive vice president, operations of Fabrinet USA, Inc. from May 2005 to March 2009. From July 2003 to January 2005, Dr. Gill served as vice president of engineering and then senior vice president of engineering for Maxtor Corporation, a disk drive manufacturer. From January 1999 to July 2003, Dr. Gill served as the vice president of engineering for Read Rite Corporation, a supplier of magnetic recording heads for data storage devices. From June 1996 to October 1998, Dr. Gill served as the managing director of JTS Corp., a disk drive manufacturer. Dr. Gill has also held senior management positions with Seagate Technology and Stanton Automation. Dr. Gill earned a bachelor of science degree in mechanical engineering from Brunel University and a doctor of philosophy degree in engineering from the University of Bradford.

Paul Kalivas has served as chief administrative officer and executive vice president of Fabrinet USA, Inc. since July 2012. Mr. Kalivas joined us in December 2007 as corporate counsel and has served as general counsel since January 2010. Prior to joining us, Mr. Kalivas worked as a deputy district attorney at the San Diego County District Attorney’s Office from 1995 to 2007. Prior to attending law school, he worked as a financial analyst at Lehman Brothers, Inc. Mr. Kalivas earned a bachelor of business administration degree in finance from the University of Notre Dame and a juris doctor degree from the University of San Diego Law School.

John Marchetti has served as chief strategy officer and executive vice president of Fabrinet USA, Inc. since January 2012. Prior to joining us, Mr. Marchetti worked as an equity analyst at Cowen & Company from 2008 to 2011 and Morgan Stanley from 2002 to 2008, specializing in coverage of optical communications equipment, wireline, wireless and enterprise companies. Prior to that, he worked in equity research at Tucker Anthony and Advest, where he covered enterprise software. Mr. Marchetti served as an officer in the United States Marine Corps and earned a master of business administration degree in finance from the University of Connecticut and a bachelor of arts degree in political science from Virginia Tech.

Toh-Seng Ng has served as executive vice president and chief financial officer of Fabrinet USA, Inc. since March 2012. Previously, he was senior vice president of finance and managing director of Casix, Inc., our subsidiary located in the People’s Republic of China, from March 2010 to March 2012, and was senior vice president, operations controller of Fabrinet from January 2007 to March 2010. Mr. Ng joined us with nearly 28 years of international financial management experience in the semiconductor and data storage industries. Prior to joining us, Mr. Ng managed financial operations at Magnecomp Precision Plc. in Thailand, Hitachi Global Storage Technologies in San Jose, and Read-Rite Corporation in a series of positions, culminating in his role as corporate controller and vice president of finance. Mr. Ng earned a bachelor of science degree in accountancy from the University of Singapore and a master of business administration degree in international management from Golden Gate University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, principal financial officer, and the other individuals included in the Summary Compensation Table beginning on page 32. We refer to these individuals as our “Named Officers” in this proxy statement. For fiscal 2013, our Named Officers were:

•	David T. Mitchell, Chief Executive Officer and Chairman of the Board of Directors;

•	Dr. Harpal S. Gill, President and Chief Operating Officer of Fabrinet USA, Inc.; Executive Vice President, Operations of Fabrinet Co., Ltd.;

•	Paul Kalivas, Executive Vice President, Chief Administrative Officer and General Counsel of Fabrinet USA, Inc.;

•	John Marchetti, Executive Vice President, Chief Strategy Officer of Fabrinet USA, Inc.; and

•	Toh-Seng Ng, Executive Vice President, Chief Financial Officer of Fabrinet USA, Inc.

Executive Compensation Program Objectives and Overview

Our executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our shareholders. In structuring and designing our executive compensation programs, we are guided by the following basic philosophies:

•	Competition. We should provide competitive compensation opportunities with respect to our industry so that we can attract, retain and motivate qualified executives.

•

Alignment with Shareholder Interests. A substantial portion of compensation should be contingent on our performance for our shareholders, to align the interests of executives with the interests of our shareholders and to hold the executives accountable for our performance.

As described in more detail below, the material elements of our executive compensation programs for our Named Officers include a base salary, short-term cash incentive awards and long-term equity incentive awards. In addition, our Named Officers may participate in our 401(k) plan and employee benefit programs on substantially the same terms as our other employees. Our Named Officers are also entitled to certain perquisites and personal benefits and, in some cases, may be entitled to severance benefits upon certain terminations of their employment with us.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. Taken together, the compensation elements are intended to provide a total compensation package for each Named Officer that is competitive. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	• Attract, retain and motivate qualified executives.

Short-Term Cash Incentive Awards	• Align executives’ interests with those of shareholders; • Hold executives accountable for our performance; and • Attract, retain and motivate qualified executives.

Long-Term Equity Incentive Awards	• Align executives’ interests with those of shareholders; • Hold executives accountable for our performance; and • Attract, retain and motivate qualified executives.

Perquisites and Personal Benefits	• Attract, retain and motivate qualified executives.

Severance and Other Benefits Upon Termination of Employment	• Attract, retain and motivate qualified executives.

Role and Authority of the Compensation Committee

The Compensation Committee currently consists of Dr. Levinson (chairman) and Mr. Pulges, each of whom is “independent” within the meaning of NYSE rules. In addition, our Board of Directors has determined that Dr. Levinson and Mr. Pulges meet the requirements of the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act and the outside director definition of Section 162(m) of the Internal Revenue Code, as amended. No Compensation Committee member is a former or current officer or employee of Fabrinet or any of its subsidiaries. The Compensation Committee meets at least quarterly, and members of the Compensation Committee serve at the discretion of our Board of Directors.

The Compensation Committee is responsible for overseeing our compensation policies and goals and administering our equity compensation plans and executive incentive plan, including approving target and actual bonuses under our executive incentive plan. Additionally, the Compensation Committee is responsible for reviewing and approving the compensation of our chief executive officer and other Named Officers. The Compensation Committee’s role is detailed in its charter, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

Pursuant to its charter, the Compensation Committee may delegate its authority to grant awards under the Company’s incentive compensation or other equity-based plans, except with respect to awards to executive officers and directors. The Compensation Committee has delegated limited, non-exclusive authority to a committee consisting of our chief executive officer and chief financial officer (the “Equity Award Committee”) to grant equity awards under our 2010 Performance Incentive Plan with respect to consultants, new hires and promotions for employees below the level of vice president (and with respect to new hires, for employees who are not expected to shortly thereafter become a vice president or above). In any fiscal year, the Equity Award Committee may grant, in the aggregate, share options and share appreciation rights, restricted share units, restricted shares or other full-value awards covering no more than the number of shares that have been budgeted and approved by the Compensation Committee for such fiscal year. The Equity Award Committee did not take action during fiscal 2013, and the Compensation Committee did not approve a budget of equity awards for the Equity Award Committee for fiscal 2013. The Compensation Committee has not delegated any of its authority with respect to any component of the compensation of our Named Officers.

In October 2012, the Compensation Committee reviewed the Company’s 2010 Performance Incentive Plan and, to ensure that the Company was able to continue to grant equity awards under the plan to employees and other service providers for recruiting and retention purposes, determined to amend the plan to increase the number of shares reserved for issuance under it, subject to shareholder approval, which was obtained at the Company’s 2012 annual meeting of shareholders.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority to engage the services of outside consultants to assist it in making decisions regarding the establishment of our compensation programs and philosophy. For fiscal 2013, the Compensation Committee retained Frederic W. Cook & Co., Inc., or FWC, an independent business and compensation consulting firm, to assist the Compensation Committee in reviewing our executive officer and director compensation programs and policies. Although Fabrinet pays FWC’s fees, FWC reports directly to the Compensation Committee, and the Compensation Committee retains authority to hire or fire its compensation consultants. The Compensation Committee typically requests that FWC attend its meetings, as appropriate, and advise the Compensation Committee either in person or by telephone. For fiscal 2014, the Compensation Committee has retained Compensia as its independent compensation consultant.

During fiscal 2013, FWC provided the Compensation Committee with peer group proxy and other publicly disclosed data related to our Named Officers and non-employee directors. FWC also provided certain services on behalf of the Compensation Committee primarily related to compiling market data and advice regarding general compensation trends in the industry among similarly situated companies.

Role of Executive Officers in Compensation Decisions

The Compensation Committee has historically sought and considered input from our chief executive officer, Mr. Mitchell, regarding the responsibilities, performance and compensation of our executive officers (other than Mr. Mitchell). Specifically, Mr. Mitchell may recommend base salary adjustments and equity award levels for our executive officers (other than himself) based on our financial and non-financial objectives, the executive officer’s length of service, the executive officer’s individual performance over a given year, and competitive market data for the executive officer’s position as provided by FWC. In establishing compensation for a Named Officer, the Compensation Committee uses its discretion in determining whether to take into account Mr. Mitchell’s recommendations for that officer and is not bound by Mr. Mitchell’s recommendations.

Consideration of 2012 “Say on Pay” Advisory Vote

At our 2012 annual meeting of shareholders, approximately 89% of the votes cast in the advisory vote on executive compensation which were present and entitled to vote on the matter were in favor of the compensation of our named executive officers as disclosed in our 2012 proxy statement. The Compensation Committee believes this result affirms our shareholders’ support for our executive compensation decisions and policies and took this into consideration in deciding to retain our overall approach to executive compensation for fiscal 2013. The Compensation Committee will continue to consider the results of future say-on-pay proposals when making executive compensation decisions and policies.

Fiscal 2013 Peer Companies

In analyzing our executive compensation program, FWC used a peer group of companies that were selected based on their respective businesses, revenues and market capitalization. The peer group generally represented companies with revenues of between $174 million and $1.5 billion, market capitalization of between $114 million and $2.2 billion, businesses generally classified as either optical electronic equipment or contract manufacturing services, which reflects our company currently and at the time the companies were selected.

Data on the compensation practices of the peer companies generally was gathered through publicly available information and other data collected by FWC. The Compensation Committee reviewed the data presented on each company within the peer group both individually and collectively to arrive at a final market data point for comparative purposes. The peer group is reviewed each year; companies are removed if they do not meet the selection criteria, and new companies are added as necessary to ensure a significant sample size of companies. Benchmark Electronics, Inc., Ciena Corporation, CTS Corporation, FEI Company, Oplink Communications, Inc., Opnext, Inc., and Plexus Corp. were added to our peer group for fiscal 2013 as they met our selection criteria for fiscal 2013.

Our peer group for fiscal 2013, as approved by the Compensation Committee, consisted of the following 18 companies:

Fiscal 2013 Peer Group
Benchmark Electronics, Inc.	FEI Company	Oclaro, Inc.
Ciena Corporation	Infinera Corporation	Oplink Communications, Inc.
Coherent, Inc.	IPG Photonics Corporation	Opnext, Inc.
CTS Corporation	Methode Electronics, Inc.	Plexus Corp.
Daktronics Inc.	Multi-Fineline Electronix, Inc.	Rofin Sinar Technologies, Inc.
Finisar Corporation	Newport Corporation	TTM Technologies, Inc.

For fiscal 2013, ARRIS Group, Inc., Checkpoint Systems, Inc., KEMET Corporation, Littelfuse, Inc., Netgear, Inc., Power-One, Inc., Tellabs, Inc., and Viasystems Group, Inc. were removed from our fiscal 2012 peer group in order to emphasize companies in the optical electronic and contract manufacturing services industries within our selection criteria.

Target Compensation

We look at three elements of compensation (base salary, target total cash, and long-term incentives) as compared to our peer group and data from the Radford Global Technology Survey for companies with revenues between $200 million and $1 billion (the “Radford Survey”), to ensure that we provide a competitive executive compensation program to retain and attract highly qualified executives. For fiscal 2013, we targeted base salary, target total cash (salary plus cash incentive awards) and long-term incentives for each Named Officer at within the 50th to 75th percentile of our peer group. We use these targets to ensure that our compensation programs are within a competitive range so that we may attract and retain key employees.

Executive Compensation Program Elements

Base Salaries

The Compensation Committee determines annual base salaries for our executive officers on the basis of each executive officer’s level of responsibility, qualifications, experience, past performance and expected future contributions, as well as the general salary practices of our peer group and data from the Radford Survey. The Compensation Committee reviews the base salary levels for our executive officers annually, without any executive involvement in the final determination (although the Compensation Committee does take into account Mr. Mitchell’s recommendations for executive officers other than himself), and considers any variances between each Named Officer’s current salary and the salary practices of our peer group and companies in the Radford Survey. Salaries may be adjusted based on certain criteria including our recent financial performance, the executive officer’s individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties and any general changes in the compensation data from our peer group and companies in the Radford Survey. In determining any merit salary increase, the relative importance of each factor may vary from individual to individual.

In fiscal 2013, the Compensation Committee reviewed the compensation data provided by FWC and considered each executive officer’s past performance and expected future contributions, changes in each executive officer’s responsibilities and organizational changes. The Compensation Committee evaluated base salaries for fiscal 2013 in order to maintain salary levels generally between the 50th to 75th percentiles of our peer group and companies in the Radford Survey. As a result of its review, the Compensation Committee approved the following base salaries for fiscal 2013.

Named Officer	Fiscal 2012 Annual Base Salary	Fiscal 2013 Annual Base Salary	% Change
Mr. Mitchell	$450,000	$450,000	—
Dr. Gill	$575,000	$575,000	—
Mr. Kalivas	$230,000	$325,000	41%
Mr. Marchetti	$375,000	$375,000	—
Mr. Ng	$325,000	$325,000	—

Mr. Kalivas was promoted to executive vice president, chief administrative officer of Fabrinet USA, Inc., effective July 5, 2012. Prior to his promotion, Mr. Kalivas served as general counsel of Fabrinet USA, Inc. In connection with Mr. Kalivas’ promotion, the Compensation Committee considered compensation data provided by FWC and increased Mr. Kalivas’ annual base salary to $325,000 to reflect his additional responsibilities in the new role.

Short-Term Cash Incentive Awards

For fiscal 2013, the Compensation Committee approved an executive incentive plan (the “Fiscal 2013 Bonus Plan”) that provided our Named Officers with the ability to receive cash incentive awards based solely on our achievement of fiscal 2013 revenue and non-GAAP earnings per share (“non-GAAP EPS”) targets. As a result, a substantial portion of each executive officer’s total cash compensation in fiscal 2013 was tied to our financial performance, in order to focus each executive officer on the importance of achieving our top-line and bottom-line objectives. By basing a substantial portion of our executive officers’ total cash compensation on achievement of financial goals designed to drive shareholder value, the Fiscal 2013 Bonus Plan was intended to align their interests with the interests of our shareholders.

In order for target bonuses to have been payable under the Fiscal 2013 Bonus Plan, the Company was required to exceed both the fiscal 2013 revenue target of $689 million and the fiscal 2013 non-GAAP EPS target of $1.54 per share. In the event the Company achieved 91% of both the revenue and non-GAAP EPS targets, our Named Officers were eligible to receive 10% of their target bonus. In the event the Company achieved 120% of both the revenue and non-GAAP EPS targets, our Named Officers were eligible to receive their maximum bonus (i.e., 200% of their target bonus). Achievement of both financial targets at levels between 91% and 100% and between 100% and 120% would have resulted in a bonus amount that is scaled in a linear fashion. The following table describes the target, maximum and actual bonuses for each of our Named Officers under the Fiscal 2013 Bonus Plan.

Named Officer	Target Bonus (as a % of Base Salary)	Target Bonus ($)	Maximum Bonus (as a % of Base Salary)	Maximum Bonus ($)	Actual Bonus ($)
Mr. Mitchell	100%	450,000	200%	900,000	—
Dr. Gill	75%	431,250	150%	862,500	—
Mr. Kalivas	50%	162,500	100%	325,000	—
Mr. Marchetti	60%	225,000	120%	450,000	—
Mr. Ng	50%	162,500	100%	325,000	—

As shown in the table above, no bonuses were paid to our Named Officers under the Fiscal 2013 Bonus Plan. However, in light of the challenges to our business that continued during fiscal 2013 as a result of the severe flooding in Thailand that occurred during the second quarter of fiscal 2012 and in recognition of the performance of our Named Officers during that period, the Compensation Committee used its discretion to approve discretionary cash bonuses to our Named Officers as follows:

Named Officer	Discretionary Cash Bonus Awarded
Mr. Mitchell	$450,000
Dr. Gill	$431,250
Mr. Kalivas	$162,500
Mr. Marchetti	$225,000
Mr. Ng	$187,500

In August 2013, the Compensation Committee approved an executive incentive plan for our fiscal year ending June 27, 2014 (the “Fiscal 2014 Bonus Plan”) that is based 20% on achievement of individual performance objectives, 40% on achievement of a fiscal 2014 revenue target and 40% on achievement of a fiscal 2014 gross margin percentage target. As achievement of each financial target is considered independently from the other, the Company must meet a threshold for each factor in order for our Named Officers to receive any credit for that factor. If the Company achieves 100% of a target financial metric, bonuses are payable at 100% of target with respect to that financial metric component. If the Company achieves 90% of a target financial metric, bonuses are payable at 50% of target with respect to that financial metric component. If the Company achieves 110% of a target financial metric, maximum bonuses are payable at 200% of target with respect to that financial metric component. Achievement of the financial targets at levels between 90% and 100% and between 100% and 110% will result in a bonus amount that is scaled in a linear fashion. All of our executive officers are eligible to participate in the Fiscal 2014 Bonus Plan, which provides for a target bonus amount expressed as a percentage of a participant’s base salary, as set forth for the Named Officers in the table below. The maximum bonus that a participant may receive under the Fiscal 2014 Bonus Plan is two times such participant’s target bonus.

Named Officer	Fiscal 2013 Target Bonus (as a % of Base Salary)	Fiscal 2014 Target Bonus (as a % of Base Salary)	% Change
Mr. Mitchell	100%	100%	—
Dr. Gill	75%	80%	6.3
Mr. Kalivas	50%	65%	23.1
Mr. Marchetti	60%	65%	7.7
Mr. Ng	50%	65%	23.1

For fiscal 2014, the Compensation Committee approved increases to Dr. Gill’s, Mr. Kalivas’, Mr. Marchetti’s and Mr. Ng’s target bonus to keep their target total cash compensation (salary plus cash incentive awards) between the 50th to 75th percentiles of our peer group.

Long-Term Equity Incentive Awards

Our equity incentive plan is a critical component of the compensation program that we believe incentivizes our executive officers and key employees to focus on building shareholder value through meeting long-term financial and strategic goals. We grant share options and restricted share units (“RSUs”) to executive officers and other employees under our equity incentive plan. Share options and RSUs also function as a retention incentive for our executives as they vest over a four-year period after the date of grant.

We base long-term equity incentive award grants to executives on a number of factors, including peer group data provided by FWC, the executive’s vested and unvested equity holdings, the executive’s position and total compensation package, and the executive’s contribution to the success of our financial performance. In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and to us, and the accounting impact and potential dilution effects.

During fiscal 2013, the Compensation Committee granted RSUs only under our 2010 Performance Incentive Plan to each of our Named Officers. The Compensation Committee approved grants to Mr. Mitchell, Dr. Gill, Mr. Kalivas, Mr. Marchetti and Mr. Ng with grant date fair values that were targeted at the following percentiles of the competitive compensation data compiled by FWC: 50th percentile for Mr. Mitchell, 65th percentile for Dr. Gill, 50th percentile for Mr. Kalivas, 35th percentile for Mr. Marchetti and 40th percentile for Mr. Ng.

The following table sets forth the equity awards granted to each of our Named Officers during fiscal 2013:

Named Officer	Grant Date	RSUs(1)
Mr. Mitchell	8/23/2012	65,466
	11/8/2012	66,667
Dr. Gill	8/23/2012	40,916
	11/8/2012	41,667
Mr. Kalivas	8/23/2012	16,366
	11/8/2012	16,667
Mr. Marchetti	8/23/2012	16,366
	11/8/2012	16,667
Mr. Ng	8/23/2012	16,366
	11/8/2012	16,667

(1)	RSUs vest over a four-year period at a rate of 25% on each anniversary of the vesting commencement date.

Perquisites and Personal Benefits

In addition to base salaries, we provide our Named Officers with certain perquisites and personal benefits. We believe that perquisites and personal benefits are a tax-advantaged way to provide our Named Officers with additional annual compensation that supplements their base salaries. We do not establish the value of each Named Officer’s perquisites and personal benefits in a vacuum or as some form of compensation “add on.” Instead, we view the value of the perquisites as another component of annual compensation that is merely paid in a different form. When determining each Named Officer’s base salary, we take the value of each Named Officer’s perquisites and personal benefits into consideration.

We provide certain benefits and allowances to our international assignees, including our Named Officers, which include housing and transportation allowances, living and travel expense reimbursements and tax preparation services. In addition, consistent with the policy we have adopted with respect to all U.S. citizens who are working on our behalf in Asia on an expatriate basis, we pay such employees a tax equalization payment that is intended to put the employee in the same position, from a tax-liability perspective, that he or she would be in if they were still located in the United States. Of our Named Officers, Mr. Mitchell, Dr. Gill and Mr. Ng receive a tax equalization payment because each qualifies for such benefit under the policy.

The perquisites and personal benefits paid to each Named Officer in fiscal 2013 are reported in the “All Other Compensation” column of the Summary Compensation Table below, and are further described in the footnotes to the Summary Compensation Table.

Severance and Other Benefits Upon Termination of Employment

We and certain of our subsidiaries have entered into employment agreements or offer letters with our Named Officers that provide for them to receive severance benefits following certain terminations of their employment with us or our subsidiaries, as applicable. These arrangements are consistent with our overall compensation objectives because, based on publicly filed information, we believe such arrangements are competitive with arrangements offered to senior executives by companies in our industry and are critical to achieve our business objective of management retention. We evaluate the level of severance benefits to provide a

Named Officer on a case-by-case basis. To ensure that the severance and change of control arrangements continue to remain consistent with our compensation philosophy and current market practices, the Compensation Committee may periodically review these arrangements. Please see “Potential Payments Upon Termination or Change in Control” below, for a description of the severance benefits our Named Officers may be entitled to receive upon termination of their employment.

Share Ownership Guidelines

To further align the interests of our executive officers and members of our Board of Directors with those of our shareholders, we have adopted share ownership guidelines for our executive officers and directors, which provide for a minimum ownership level equal to:

•	chief executive officer—6x annual base salary;

•	other executive officers—2x annual base salary; and

•	directors—3x annual Board retainer.

Executive officers and directors will be expected to meet these ownership levels within five years from August 2012 or, if appointed or elected after August 2012, within five years of their appointment as an executive officer or election to the Board of Directors. Shares counted towards the minimum ownership levels include all shares beneficially owned by the executive officer or director and any unvested restricted share units held by the executive officer or director.

Hedging Policy

We have an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our ordinary shares.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million per year on the U.S. corporate income tax deduction a publicly-held corporation may take for compensation paid to each of its “covered employees” (generally, the chief executive officer and the next three most highly compensated executive officers, other than the chief financial officer, as of the end of any fiscal year). In general, certain performance-based compensation approved by shareholders is not subject to this $1 million deduction limit. Prior to our initial public offering, our Board of Directors did not take the deductibility limit imposed by Section 162(m) into consideration in making compensation decisions. In the future, the Compensation Committee may adopt a policy that, where reasonably practicable, we will seek to qualify the compensation paid to Named Officers that are employees of our U.S.-based subsidiaries as performance-based compensation to participate in the exemption from the deductibility limitations of Section 162(m). However, the Compensation Committee may continue to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Recovery Policy

At this time, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. The Compensation Committee intends to revisit the issue during fiscal 2014.

Compensation and Risk Assessment

The Compensation Committee has assessed the risks associated with our compensation policies and practices for all employees and, based on its assessment, does not believe that such compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The Compensation Committee oversees Fabrinet’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

Dr. Frank Levinson (Chairman)

Virapan Pulges

Summary Compensation Table

The following table presents information regarding the total compensation of our Named Officers, who include (i) our principal executive officer, (ii) our principal financial officer, and (iii) our other most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of fiscal 2013.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David T. Mitchell	2013	450,000	450,000		1,599,999	—	—	468,339	2,968,337
Chief Executive Officer and Chairman of the Board of Directors	2012 2011	450,000 450,000	— —		899,995 —	899,994 1,398,045	— 900,000	374,047 429,516	2,624,036 3,177,561

Dr. Harpal S. Gill	2013	575,000	431,250		999,998	—	—	323,950	2,330,198
President and Chief Operating Officer of Fabrinet USA, Inc.	2012 2011	541,667 475,000	200,000 —	(5)	500,003 —	499,999 419,414	— 570,000	202,530 164,178	1,944,199 1,628,592

Paul Kalivas(6)	2013	323,812	162,500		399,997	—	—	37,183	923,492
Executive Vice President, Chief Administrative Officer and General Counsel of Fabrinet USA, Inc.

John Marchetti(7)	2013	375,000	225,000		399,997	—	—	62,613	1,062,610
Executive Vice President, Chief Strategy Officer of Fabrinet USA, Inc.	2012	171,875	—		200,008	199,999	—	23,626	595,508

Toh-Seng Ng(8)	2013	325,000	187,500		399,997	—	—	342,400	1,254,897
Executive Vice President, Chief Financial Officer of Fabrinet USA, Inc.	2012	292,761	—		199,994	199,995	—	230,599	923,349

(1)

Except as otherwise noted, the amounts in this column reflect discretionary cash bonuses awarded by the Compensation Committee of our Board of Directors in recognition of our Named Officers’ performance during fiscal 2013. Amounts were paid in fiscal 2014.

(2)

The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for our fiscal year ended June 28, 2013, filed with the SEC on August 16, 2013. These amounts do not necessarily correspond to the actual value that may be recognized by the Named Officer.

(3)	The amounts in this column reflect bonuses awarded pursuant to the 2011 Executive Incentive Plan. Amounts paid under the 2011 Executive Incentive Plan were paid in fiscal 2012.

(4)	The value and components of perquisites and other personal benefits for each of the Named Officers for fiscal 2013 are set forth in the “All Other Compensation for Fiscal 2013” table below.

(5)

Represents a one-time discretionary cash bonus payment in recognition of Dr. Gill’s efforts in connection with our recovery efforts following the severe flooding in Thailand that forced us to suspend production at all of our manufacturing facilities in Thailand from October 17, 2011 through November 14, 2011.

(6)	Mr. Kalivas became our executive vice president, chief administrative officer in July 2012. Accordingly, only information for fiscal 2013 is provided with respect to Mr. Kalivas.

(7)	Mr. Marchetti joined Fabrinet in January 2012. Accordingly, only information for fiscal 2013 and fiscal 2012 is provided with respect to Mr. Marchetti.

(8)	Mr. Ng became our executive vice president, chief financial officer in March 2012. Accordingly, only information for fiscal 2013 and fiscal 2012 is provided with respect to Mr. Ng.

All Other Compensation for Fiscal 2013

Name	Housing Allowance ($)	Tax Equalization ($)(1)	Automobile and Transportation ($)	Health Insurance ($)	401(k) Contributions ($)	Other ($)		Total ($)
Mr. Mitchell	208,645	101,320	17,757	23,140	—	117,477	(2)	468,339
Dr. Gill	84,997	160,748	35,840	25,381	16,950	34	(3)	323,950
Mr. Kalivas	—	—	12,000	9,570	15,613	—		37,183
Mr. Marchetti	—	—	12,000	29,502	18,125	2,986	(4)	62,613
Mr. Ng	72,000	145,123	33,801	25,374	16,102	50,000	(5)	342,400

(1)

Represents foreign tax liability payments by Fabrinet on the Named Officer’s behalf to satisfy all applicable non-U.S. taxes of such Named Officer for calendar year 2011. Consistent with corporate policy, we pay on behalf of all U.S. citizens who are working on our behalf in Asia on an expatriate basis a tax equalization payment that is intended to put the employee in the same position, from a tax-liability perspective, that he or she would be in if they were still located in the United States.

(2)

Represents (i) airfare, living, meal, car and other miscellaneous expenses incurred in connection with Mr. Mitchell’s travel to South Africa of $48,746, (ii) expenses associated with Mr. Mitchell’s home office in the United States of $30,000, (iii) out-patient medical expenses of $12,817, (iv) expenses for meals of $10,548, (v) other personal benefits of $7,876, including eyeglasses and electronics, (vi) charitable donations made on his behalf of $5,510, and (vii) membership club dues of $1,980.

(3)	Represents miscellaneous personal benefits.

(4)	Represents miscellaneous personal benefits, including clothing and electronics.

(5)	Represents an additional cost of living allowance for service outside the United States.

Grants of Plan-Based Awards in Fiscal 2013

The following table presents information concerning each grant of an award made to a Named Officer in fiscal 2013 under any plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Mr. Mitchell	—	—	450,000	900,000	—	—	—	—
	8/23/2012	—	—	—	65,466	—	—	799,995
	11/8/2012	—	—	—	66,667	—	—	800,004
Dr. Gill	—	—	431,250	862,500	—	—	—	—
	8/23/2012	—	—	—	40,916	—	—	499,994
	11/8/2012	—	—	—	41,667	—	—	500,004
Mr. Kalivas	—	—	162,500	325,000	—	—	—	—
	8/23/2012	—	—	—	16,366	—	—	199,993
	11/8/2012	—	—	—	16,667	—	—	200,004
Mr. Marchetti	—	—	225,000	450,000	—	—	—	—
	8/23/2012	—	—	—	16,366	—	—	199,993
	11/8/2012	—	—	—	16,667	—	—	200,004
Mr. Ng	—	—	162,500	325,000	—	—	—	—
	8/23/2012	—	—	—	16,366	—	—	199,993
	11/8/2012	—	—	—	16,667	—	—	200,004

(1)

Reflects target and maximum cash incentive award amounts for fiscal 2013 performance under our Fiscal 2013 Bonus Plan, as described in “Compensation Discussion and Analysis—Executive Compensation Program Elements—Short-Term Cash Incentive Awards.” There is no threshold payout amount under the Fiscal 2013 Bonus Plan, as the minimum amount payable under the plan is $0. No cash incentive awards were paid under the Fiscal 2013 Bonus Plan because the Company did not achieve the financial metrics under the plan.

(2)

Reflects the aggregate grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2013, filed with the SEC on August 16, 2013. These amounts do not necessarily correspond to the actual value that may be recognized by the Named Officer.

Outstanding Equity Awards at Fiscal 2013 Year-End

The following table presents information regarding the outstanding equity awards held by each Named Officer as of the end of fiscal 2013.

			Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Name	Grant Date(1)		Exercisable	Unexercisable
Mr. Mitchell	10/13/2010		149,980	75,020	16.83	10/13/2017	—	—
	11/10/2011		51,395	78,433	14.12	11/9/2018	—	—
	11/10/2011		—	—	—	—	47,804	669,256
	8/23/2012		—	—	—	—	65,466	916,524
	11/8/2012		—	—	—	—	66,667	933,338
Dr. Gill	11/19/2009		30,620	7,304	5.75	11/18/2016	—	—
	10/13/2010		44,992	22,508	16.83	10/13/2017	—	—
	11/10/2011		28,557	43,570	14.12	11/9/2018	—	—
	11/10/2011		—	—	—	—	26,558	371,812
	8/23/2012		—	—	—	—	40,916	572,824
	11/8/2012		—	—	—	—	41,667	583,338
Mr. Kalivas	2/14/2008	(4)	3,125	—	5.00	2/13/2015	—	—
	10/13/2010		8,819	4,410	16.83	10/13/2017	—	—
	8/18/2011		1,782	2,120	15.16	8/17/2018	—	—
	11/10/2011		8,569	13,069	14.12	11/9/2018	—	—
	11/10/2011		—	—	—	—	7,967	111,538
	8/23/2012		—	—	—	—	16,366	229,124
	11/8/2012		—	—	—	—	16,667	233,338
Mr. Marchetti	2/9/2012	(5)	7,530	13,730	19.36	2/8/2019	—	—
	2/9/2012		—	—	—	—	7,748	108,472
	8/23/2012		—	—	—	—	16,366	229,124
	11/8/2012		—	—	—	—	16,667	233,338
Mr. Ng	10/13/2010		15,000	7,500	16.83	10/13/2017	—	—
	11/10/2011		8,569	13,069	14.12	11/9/2018	—	—
	11/10/2011		—	—	—	—	7,967	111,538
	3/1/2012		1,740	3,810	18.60	2/28/2019	—	—
	3/1/2012		—	—	—	—	2,016	28,224
	8/23/2012		—	—	—	—	16,366	229,124
	11/8/2012		—	—	—	—	16,667	233,338

(1)

Unless otherwise indicated, all options vest over a four-year period at a rate of 1/48th per month. RSUs vest over a four-year period at a rate of 25% on each anniversary of the vesting commencement date.

(2)

The expiration date shown is the normal expiration date and the latest date that options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a Named Officer’s termination of employment or in connection with a change in control.

(3)

Market value of shares or units of stock that have not vested is computed by multiplying (i) $14.00, the closing price on the New York Stock Exchange of our ordinary shares on June 28, 2013, the last business day of fiscal 2013, by (ii) the number of shares or units of stock.

(4)	This option vested over a four-year period at a rate of 25% on February 14, 2009 and then at a rate of 1/48th per month.

(5)	This option vests over a four-year period at a rate of 25% on January 16, 2013 and then at a rate of 1/48th per month.

Option Exercises and Shares Vested in Fiscal 2013

The following table presents information regarding the vesting of stock awards during fiscal 2013. None of our Named Officers exercised share options during fiscal 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Mitchell	15,935	151,223
Dr. Gill	8,853	84,015
Mr. Kalivas	2,656	25,205
Mr. Marchetti	2,583	33,786
Mr. Ng	3,328	36,259

(1)	Reflects the market value of our ordinary shares on the vesting date.

Potential Payments Upon Termination or Change of Control

We and certain of our subsidiaries have entered into employment agreements or offer letters with our Named Officers that provide the general terms and conditions of their employment, including payments and benefits upon termination of their employment in specified circumstances, including following a change in control.

Arrangement with Mr. Mitchell

We have entered into an employment agreement with Mr. Mitchell. Previously, Mr. Mitchell’s employment agreement was between Mr. Mitchell and Fabrinet USA, Inc., which we refer to as our California subsidiary. However, when Mr. Mitchell’s written employment agreement expired on December 31, 2005, we assumed responsibility for the agreement from our California subsidiary and agreed with Mr. Mitchell to continue his employment under the terms of the agreement. Mr. Mitchell may terminate his employment with us for any reason by providing written notice 90 days in advance. We may terminate Mr. Mitchell’s employment at any time with or without notice or cause. Mr. Mitchell has agreed that, for a period of one year following the termination of his employment with us, he will not solicit our employees or independent contractors to leave our employment or intentionally interfere with our relationships with, or seek to solicit business from, our customers or clients. If we terminate Mr. Mitchell’s employment without “cause” or he terminates his employment for “good reason,” Mr. Mitchell is entitled to receive a lump sum severance payment equal to two times his then-current annual base salary, plus accrued salary and earned bonus and reimbursement of expenses, all subject to applicable tax withholdings.

“Cause” means Mr. Mitchell’s (i) commission of any felony or any crime involving moral turpitude, (ii) willful breach of his duties to us, including, but not limited to, theft from us and failure to fully disclose personal pecuniary interest in a transaction involving us, or (iii) engaging in willful misconduct, willful or gross neglect, fraud, misappropriation, or embezzlement, in each case in the performance of his duties.

“Good reason” means (i) a material diminution during the term of the agreement in Mr. Mitchell’s office, duties, or responsibilities (including following any change in control) or (ii) a material breach by us of the agreement. However, before terminating his employment for good reason, Mr. Mitchell must provide (i) reasonable written notice to our Board of Directors setting forth the reasons for his intention to terminate for good reason and (ii) an opportunity for our Board of Directors to meet with him, together with legal counsel, and cure such reason within 15 days after receipt of such notice.

The following table provides information concerning the estimated payments and benefits that would be provided to Mr. Mitchell in the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2013 (June 28, 2013). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon:
Name	Type of Benefit	Termination Without Cause ($)	Resignation for Good Reason ($)
Mr. Mitchell	Cash Severance Payment – 200% Annual Base Salary	900,000	900,000
	Cash Severance Payment – Earned Bonus	—	—
	Reimbursement of Expenses	—	—

	Total Termination Benefits	900,000	900,000

Arrangements with Dr. Gill, Mr. Kalivas, Mr. Marchetti and Mr. Ng

In the event Dr. Gill’s, Mr. Kalivas’, Mr. Marchetti’s or Mr. Ng’s employment is terminated either (i) in connection with a “change in control” (whether or not for good cause) or (ii) without “good cause” (without regard to whether there is a change in control), each of Dr. Gill, Mr. Kalivas, Mr. Marchetti and Mr. Ng, as applicable, is entitled to receive a lump sum severance payment equal to his then-current annual base salary, medical coverage for 12 months following his termination of employment and any earned bonus, all subject to applicable tax withholdings.

For purposes of Dr. Gill’s, Mr. Kalivas’, Mr. Marchetti’s and Mr. Ng’s employment arrangements, “change in control” includes the occurrence of (i) a change in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total fair market value or the total voting power of the stock of the Company; or (ii) a change in the effective control of the Company which occurs (a) on the date any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, or (b) on the date that a majority of members of the Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election; or (iii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of clause (i), if any Person is considered to own more than 50% of the Company’s total fair market value or total voting power, the acquisition of additional stock of the Company by the same Person will not be considered a change in control. For purposes of clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a change in control. For purposes of clause (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of Dr. Gill’s, Mr. Kalivas’, Mr. Marchetti’s and Mr. Ng’s employment arrangements, “good cause” means (i) an act of dishonesty made in connection with their responsibilities as an employee, (ii) a conviction of or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) gross misconduct, (iv) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom they owe an obligation of nondisclosure, (v) willful breach of any obligations under any written agreement or covenant with the Company, or (vi) continued failure to perform employment duties after receipt of a written demand of performance from the Company.

The following table provides information concerning the estimated payments and benefits that would be provided to Dr. Gill, Mr. Kalivas, Mr. Marchetti and Mr. Ng in the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2013 (June 28, 2013). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon:
Name	Type of Benefit	Termination Without Cause ($)	Termination In Connection With a Change in Control ($)
Dr. Gill	Cash Severance Payment – 100% Annual Base Salary	575,000	575,000
	Cash Severance Payment – Earned Bonus	—	—
	Continued Coverage of Medical Benefits(1)	27,188	27,188

	Total Termination Benefits	602,188	602,188

Mr. Kalivas	Cash Severance Payment – 100% Annual Base Salary	325,000	325,000
	Cash Severance Payment – Earned Bonus	—	—
	Continued Coverage of Medical Benefits(1)	7,994	7,994

	Total Termination Benefits	332,994	332,994

Mr. Marchetti	Cash Severance Payment – 100% Annual Base Salary	375,000	375,000
	Cash Severance Payment – Earned Bonus	—	—
	Continued Coverage of Medical Benefits(1)	30,862	30,862

	Total Termination Benefits	405,862	405,862

Mr. Ng	Cash Severance Payment – 100% Annual Base Salary	325,000	325,000
	Cash Severance Payment – Earned Bonus	—	—
	Continued Coverage of Medical Benefits(1)	27,188	27,188

	Total Termination Benefits	352,188	352,188

(1)	Reflects the annual cost of COBRA coverage to maintain the benefits currently provided.

Equity Compensation Plan Information

The following table provides information as of June 28, 2013 with respect to our ordinary shares that may be issued under our existing equity compensation plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a) (#)
Equity compensation plans approved by security holders(1)	1,822,979	10.77	3,851,789
Equity compensation plans not approved by security holders	—	—	—

Total	1,822,979	10.77	3,851,789

(1)	Includes the following plans: 1999 Share Option Plan and 2010 Performance Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

We describe below transactions since the beginning of fiscal 2013 to which we were a party or will be a party, in which the amounts involved exceeded or will exceed $120,000 and in which the following persons had or will have a direct or indirect material interest:

•	any of our directors or executive officers;

•	any nominee for election as one of our directors;

•	any person or entity that beneficially owns more than five percent of our outstanding shares; or

•	any member of the immediate family of any of the foregoing persons.

Employment of Family Members

Dr. Soon Kaewchansilp, the father-in-law of Mr. Mitchell, is a member of the board of directors of our subsidiary, Fabrinet Co., Ltd. Dr. Kaewchansilp received total compensation of approximately $168,325 for his service during fiscal 2013.

Policy for Approval of Related Party Transactions

In accordance with the Audit Committee’s charter, the Audit Committee reviews and pre-approves in writing any proposed related party transactions. The most significant related party transactions, particularly those involving our directors and officers, will be reviewed and pre-approved in writing by our Board of Directors. We will report all such material related party transactions under applicable accounting rules, federal securities laws and SEC rules and regulations. Any dealings with a related party must be conducted in such a way that does not give us or the related party preferential treatment. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

SECURITY OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of October 10, 2013, for:

•	each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our ordinary shares;

•	each of our directors and director nominees;

•	each of our Named Officers; and

•	all of our directors and current executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. Except as indicated in the footnotes below, and subject to applicable community property laws, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 34,733,999 ordinary shares outstanding as of October 10, 2013. In computing the number of ordinary shares beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all ordinary shares as to which such person or entity has the right to acquire within 60 days of October 10, 2013, through the exercise of any option or other right. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise noted below, the address of each beneficial owner named below is c/o Fabrinet USA, Inc., 4104 24th Street, Suite 345, San Francisco, California 94114.

5% Shareholders, Directors and Named Officers	Shares Beneficially Owned (#)	Percentage Beneficially Owned (%)
5% Shareholders:
Asia Pacific Growth Fund III, L.P.(1)	6,257,063	18.0
c/o H&Q Asia Pacific Suite 2018 Hutchison House 10 Harcourt Road, Central Hong Kong
Royce & Associates, LLC(2)	3,483,035	10.0
745 Fifth Avenue New York, NY 10151
FMR LLC(3)	2,961,255	8.5
245 Summer Street Boston, Massachusetts 02210

Named Officers and Directors:
David T. Mitchell(4)	2,249,729	6.4
Dr. Harpal Gill(5)	136,374	*
Paul Kalivas(6)	36,165	*
John Marchetti(7)	9,745	*
Toh-Seng Ng(8)	41,967	*
Dr. Homa Bahrami(9)	3,098	*
Mark A. Christensen	33,455	*
Thomas F. Kelly(10)	33,349	*
Dr. Frank H. Levinson	52,311	*
Rollance E. Olson	34,811	*
Virapan Pulges	42,311	*
All directors and current executive officers as a group (11 persons)(11)	2,673,315	7.6

*	Represents less than 1% of the total.
(1)	Based on a Form 4 filed with the SEC on March 22, 2013 by Asia Pacific Growth Fund III, L.P.
(2)	Based on a Schedule 13G/A filed with the SEC on May 7, 2013 by Royce & Associates, LLC.
(3)	Based on a Schedule 13G/A filed with the SEC on August 12, 2013 by FMR LLC.
(4)

Consists of (i) 1,540,715 shares held by the David T. Mitchell Separate Property Trust, of which Mr. Mitchell is the sole trustee, (ii) 241,038 shares issuable upon the exercise of options held by Mr. Mitchell that are exercisable within 60 days of October 10, 2013, (iii) 15,935 shares issuable upon the vesting of restricted share units within 60 days of October 10, 2013, (iv) 150,680 shares held by the Gabriel Thomas Mitchell Trust, of which Kimberley Totah is the sole trustee, (v) 150,681 shares held by the Alexander Thomas Mitchell Trust, of which Kimberley Totah is the sole trustee, and (vi) 150,680 shares held by the Sean Thomas Mitchell Trust, of which Kimberley Totah is the sole trustee. Mr. Mitchell disclaims beneficial ownership of the shares held by each of the Gabriel Thomas Mitchell Trust, the Alexander Thomas Mitchell Trust and the Sean Thomas Mitchell Trust.

(5)

Consists of (i) 127,521 shares issuable upon the exercise of options held by Dr. Gill that are exercisable within 60 days of October 10, 2013, and (ii) 8,853 shares issuable upon the vesting of restricted share units within 60 days of October 10, 2013.

(6)

Consists of (i) 6,723 shares held by Mr. Kalivas, (ii) 26,786 shares issuable upon the exercise of options held by Mr. Kalivas that are exercisable within 60 days of October 10, 2013, and (iii) 2,656 shares issuable upon the vesting of restricted share units within 60 days of October 10, 2013.

(7)	Consists of 9,745 shares issuable upon the exercise of options held by Mr. Marchetti that are exercisable within 60 days of October 10, 2013.
(8)

Consists of (i) 8,257 shares held by Mr. Ng, (ii) 31,054 shares issuable upon the exercise of options held by Mr. Ng that are exercisable within 60 days of October 10, 2013, and (iii) 2,656 shares issuable upon the vesting of restricted share units within 60 days of October 10, 2013.

(9)	Includes 1,000 shares held by Dr. Bahrami’s son. Dr. Bahrami disclaims beneficial ownership of the shares held by her son.
(10)	Includes 23,125 shares issuable upon the exercise of options held by Mr. Kelly that are exercisable within 60 days of October 10, 2013.
(11)

Includes (i) 459,269 shares issuable upon the exercise of options held by our current directors and executive officers that are exercisable within 60 days of October 10, 2013 and (ii) 30,100 shares issuable upon the vesting of restricted share units within 60 days of October 10, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons holding more than 10% of a registered class of our equity securities to report initial ownership of such equity shares and any subsequent changes in ownership to the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely on our review of copies of such forms received, or written representations from certain reporting persons that no filings were required for such persons, we believe that, during fiscal 2013, all Section 16(a) filing requirements applicable to our executive officers and directors were complied with.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Palo Alto, California

October 24, 2013

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:69 PM Eastern Time the day before the cut-off date or meeting date- Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and - when prompted, indicate that you agree to receive or access proxy materials electronically in future years VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:69 PM Eastern Time the day before the cut-off date or meeting date- Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing. c/o Broadridge. 61 Mercedes Way, Edgewood, NY 11717. Fabrinet C/O Intertrust Corporate services (canyon) Limited 1900 Elgin Avenue George Town Grand Cayman KY1 9005 Cayman Islands TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTIW FOW YCXJR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY All All Except Except” end write the number(s) of the nominee(s) on the line below. The Board ef Directers recomnends you vet.e FOR the following: to without authority to vote for any individual nominee(s), mark for All Except and write the number(s) of the nominee(s) on the line below 1. Election sf Directors Nominees 01 Dr. Homa Bahrami 02 Rollance E. Olson The Board of Directors recommends you vote FOR each of the following proposals: 2. Approval, sn an advisory basis. of the compensation paid to our named executive officers. 3. Ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for the fiscal year ending June 27. 2014. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Yes No Please indicate if you plan to attend this seeting 0 0 Please sign exactly as your name(s) appear’s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporation or partnership name. by authorized officer. Signature [PLEASE SIGN WIThIN BOX] Date Signature (Joint Oeneras) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement & Annual Report is/are available at www.proxyvote.com FABRINET Annual Meeting of Shareholders December 19, 2013 9:00 AM This proxy is solicited by the Board of Directors The undersigned shareholder of Fabrinet hereby appoints David T. Mitchell and Paul Kalivas, and each of them, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Shareholders of Fabrinetto be held on December 19, 2013 at 9:00 a.m., Pacific Ume, at the offices of Wilson Sonsini Goodrich & Rosa, PC, located at 650 Page Mill Road, Palo Alto, California 94304, and at any adjoumments or postponements thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present on the mailers set forth on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof. CON11NUED AND TO BE SIGNED ON THE REVERSE SIDE